Amplify Investments LLC

Code of Ethics

December 1, 2014

Table of Contents

Section	Heading	Page

I.	Introduction			1
II.	Additional Definitions			2
III.	General Principles			4
IV.	Standards of Business Conduct			5
	A.	Fiduciary Standards		5
	B.	Compliance with Laws and Company Policies		5
	C.	Conflicts of Interest		6
	D.	Gifts and Entertainment		6
	E.	Outside Directorships and Business Activities		6
	F.	Protection of Confidential Information		7
	G.	Payments to Government Officials and Political Contributions		7
V.	Insider Trading			7
	A.	Insider Trading		7
	B.	Insider Status		8
	C.	Material Nonpublic Information		8
	D.	Identifying Inside Information		8
	E.	Reporting Suspected Inside Information		9
VI.	Personal Securities Transactions			9
	A.	Trading Restrictions for All Access Persons		9
		1.	Initial Public Offerings	9
		2.	Limited Offerings	9
		3.	Other Securities	10
		4.	Securities Being Purchased or Sold in Client Accounts	10
	B.	Additional Trading Restrictions for Investment Persons		10
		1.	Securities Eligible for Purchase or Sale by Client Accounts	10
		2.	Securities Traded Within Seven Days Before or After a Client Transaction	10
	C.	Other Trading Restrictions		10
		1.	Transactions in Shares of Certain Closed-End Funds and Similar Pooled Vehicles	10
		2.	Non-Interested Directors of the Elkhorn Funds	11
		3.	Frequent Trading in Shares of Certain Open-End Funds	11
		4.	Excessive or Abusive Trading	11
	D.	Pre-clearance Procedures and Access Person Trade Monitoring		11
	E.	Reporting Requirements		12
		1.	General Reporting Requirements	12

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	2.	Initial Holdings Report	12
	3.	Annual Holdings Report	12
	4.	Quarterly Transaction Reports	13
	5.	Transaction Reports of Non-Interested Elkhorn Fund Directors	13
	6.	Reporting Holdings and Transactions in Certain Open-End Funds	13
	7.	Brokerage Statements	14
	8.	Form of Holdings and Transaction Reports	14
F.	Exceptions to Reporting Requirements		14
G.	Procedures		14
	1.	Notification of Status as Investment Person	14
	2.	Maintenance of Access Person Master List	14
	3.	Procedure for Requesting Prior Written Approval	15
	4.	Monitoring of Personal Securities Transactions	15
	5.	Section 16 Officers Additional Reporting	15
VII.	Administration and Enforcement		15
A.	Approval of Code		15
B.	Reporting to the Elkhorn Fund Board		16
C.	Duty to Report Violations		16
D.	Sanctions for Violation of the Code		16
E.	Form ADV Disclosure		17
F.	Interpretation of the Code and the Granting of Waivers		17
VIII.	Recordkeeping		17
Schedule I	Amplify Subsidiaries Adopting this Code
Schedule II	Designated Compliance Officers
Schedule III	Open-End Funds Advised or Sub‑Advised by Amplify

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I.            Introduction

This Code of Ethics (“Code”) is adopted by Amplify Investments LLC (“Amplify”) and its subsidiaries identified on Schedule I hereto, as may be amended from time to time (each an “Amplify Subsidiary” in recognition of their fiduciary obligations to clients and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j‑1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  Among other things, these rules require a registered investment adviser to establish, maintain and enforce a written code of ethics that includes:

•	Standards of business conduct designed to reflect the adviser’s fiduciary obligations as well as those of its employees (including persons who provide investment advice on behalf of the adviser and who are subject to the adviser’s supervision and control);

•	Provisions requiring access persons to comply with applicable federal securities laws;

•	Provisions designed to detect and prevent improper personal trading;

•	Provisions requiring access persons to make periodic reports of their personal securities transactions and holdings and requiring the adviser to review such reports;

•	Provisions requiring access persons to report any violations under the code of ethics promptly to the chief compliance officer or other designated persons; and

•	Provisions requiring the adviser to provide to each of its access persons a copy of the code of ethics and any amendments and requiring access persons to provide a written acknowledgment of receipt.

This Code designates all Amplify’s employees as “Access Persons” (as defined in Section II).

Amplify and each Amplify Subsidiary, through its compliance officers, legal officers and/or other personnel designated on Schedule II hereto (“Designated Compliance Officers”) shall be responsible for the day-to-day administration of this Code with respect to those Access Persons under the direct supervision and control of Amplify or an Amplify Subsidiary.  Any Designated Compliance Officers shall report to the Chief Compliance Officer.

In addition, this Code is adopted by each “Amplify Fund” and such Fund’s “non‑interested directors” (each as defined in Section II).

II.            Additional Definitions

“Access Person” means all Amplify employees and independent contractors.  This standard is more restrictive than Rule 204A‑1(e)(1) under the Advisers Act and Rule 17j‑1(a)(2) under the 1940 Act.

“Amplify Fund” means any Fund for which an Amplify serves as the investment adviser. An Amplify Fund includes any Amplify Closed‑End Fund or Amplify Open‑End Fund (each as defined in Subsection 6.C).

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” means having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise.  The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The pecuniary interest standard looks beyond the record owner of securities.  As a result, the definition of beneficial ownership is very broad and encompasses many situations that might not ordinarily be thought to confer a “pecuniary interest” in, or “ownership” of, securities, including the following:

•	Family Holdings. As a general rule, you are regarded as the beneficial owner of securities not only in your name but held in the name of members of your immediate family, including: your spouse or domestic partner; your child or other relative who shares your home or, although not living in your home, is economically dependent upon you; or any other person if you obtain from such securities benefits substantially similar to those of ownership.

•	Partnership and Corporate Holdings. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, so long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your “alter ego” or “personal holding company,” the corporation’s holdings of securities will be attributable to you.

•	Investment Clubs. You are deemed to beneficially own securities held by an investment club of which you or a member of your immediate family (as defined above) is a member. Membership in investment clubs must be pre-approved by the Chief Compliance Officer.

•	Trusts. You are deemed to beneficially own securities held in trust if any of the following is true: you are a trustee and either you or members of your immediate family (as defined above) have a monetary interest in the trust, whether as to principal or income; you have a vested beneficial interest in the trust; or you are settlor of the trust and you have the power to revoke the trust without obtaining the consent of all the beneficiaries. See Rule 16a-1(a)(2) under the Exchange Act.

•	Financial Power of Attorney. You are deemed to beneficially own securities held in any account over which you have financial power of attorney.

“Control” of a company means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company, and a control relationship exists when a company controls, is controlled by, or is under common control with, another company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such company.  Any person who does not so own more than twenty-five percent (25%) of the voting securities of any company shall be presumed not to control such company.  A natural person shall be presumed not to be a controlled person.

“Fund” means an investment company registered under the 1940 Act.

“Initial public offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Investment person” means an access person of Amplify who (i) in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client account or (ii) is a natural person in a control relationship with Amplify and obtains information concerning recommendations made to a client account.  Investment persons of Amplify include portfolios managers, securities analysts and traders employed by Amplify, or any other persons designated as such on Amplify’s master access person list.

“Limited offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or pursuant to Rules 504, 505 or 506 under the Securities Act.  Limited offerings are also known as “private placements.”

“Maintenance trade” means a regular, day‑to‑day transaction in a security currently in Amplify’s model portfolio (or an alternative for such security) made for a new client account or pursuant to the deposit or withdrawal of money from an existing client account or a trade that is directed by a client account.  A maintenance trade also includes the sale of existing securities from a new client account for the purpose of acquiring securities currently in an Amplify model portfolio (or an alternative for such securities).  A maintenance trade relates solely to rebalancing an existing client account or investing a new client account in a passive manner to track a model portfolio and is deemed not to involve the exercise of investment discretion.

“Non-interested director” means a director who is not employed by, or has a material business relationship or professional relationship with, the Fund or the Fund’s investment adviser or underwriter.

“Purchase or sale of a security” includes, among other things, the purchasing or writing of an option and the acquisition or disposition of any instrument whose value is derived from the value of another security.

“Section 16 Officer” means every person who is directly or indirectly the beneficial owner of more than 10 percent of any class of any equity security (other than an exempted security) which is registered pursuant to Section 12 of the Exchange Act or who is an officer or director of the issuer of such security.  The Amplify Fund board of directors approves the list of Section 16 Officers for the Amplify Funds on an annual basis.  This list is maintained in the Chief Compliance Officer and includes portfolio managers, traders and other employees responsible for making policy related decisions.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation ink temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.  Without limiting the foregoing, a security also includes any instrument whose value is derived from the value of another security.

“Unsupervised trade” is the purchase or sale of a security for which Amplify has no investment discretion.

III.            General Principles

This Code is designed to promote the following general principles:

•	Amplify and its Access Persons have a duty at all times to place the interests of clients first;

•	Access Persons must conduct their personal securities transactions in a manner that avoids any actual or potential conflict of interest or any abuse of their positions of trust and responsibility;

•	Access Persons may not use knowledge about pending or currently considered securities transactions for clients to profit personally;

•	Information concerning the identity of security holdings and financial circumstances of clients is confidential; and

•	Independence in the investment decision-making process is paramount.

IV.            Standards of Business Conduct

A.	Fiduciary Standards

Amplify strives at all times to conduct its investment advisory business in strict accordance with its fiduciary obligations.  It is Amplify’s policy to protect the interest of each of its clients and to place the client’s interest first and foremost.  Amplify’s fiduciary responsibilities include the duty of care, loyalty, honesty, and good faith.  It is therefore imperative that Access Persons provide full and fair disclosure of all relevant facts concerning any potential or actual conflict of interest, make investment decisions and recommendations that are suitable for clients, and seek best execution for client transactions in accordance with Amplify’s best execution policies and procedures.

B.	Compliance with Laws and Company Policies

Amplify operates in a highly regulated business environment, and has adopted many policies and procedures applicable to the conduct of its Access Persons.  Access Persons must respect and comply with all laws, rules and regulations which are applicable to Amplify in the conduct of its business.  Without limiting the foregoing, it is especially important that Access Persons comply with applicable federal securities laws, which prohibit, among other things, the following:

•	Employing any device, scheme or artifice to defraud a client;

•	Making any untrue statement of a material fact to a client or omitting to state a material fact necessary in order to make statements made to a client, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client;

•	Engaging in any manipulative practice with respect to a client; and

•	Engaging in any manipulative practice with respect to securities, including price manipulation.

C.	Conflicts of Interest

Compliance with Amplify’s fiduciary obligations can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to a client.

Conflicts of interest may arise, for example, when an access person favors the interests of one client over another (e.g., a larger account over a smaller account, an account compensated by performance fees over an account not so compensated, or an account of a close friend or relative) without a legitimate reason for doing so.  Access Persons are prohibited from engaging in inappropriate favoritism among clients that would constitute a breach of fiduciary duty.

Conflicts may arise when an Access Person has a material interest in or relationship with the issuer of a security that he or she is recommending or purchasing for a client.  Conflicts may also arise when an Access Person uses knowledge about pending or currently considered securities transactions for clients to profit personally.  Restrictions on personal securities transactions are addressed in detail in Section VI below.

Conflicts of interest may not always be clear-cut.  Any Access Person of Amplify who becomes aware of a conflict of interest or potential conflict involving a client account should bring it to the attention of the Designated Compliance Officer.

D.	Gifts and Entertainment

Access Persons are restricted from accepting gifts from any person or entity that does business with or on behalf of Amplify or any client account.  For this purpose, “gift” has the same meaning as in NASD Rule 2830.  Gifts received by an employee from any one person or entity may not have an aggregate market value of more than $100 per year.  Access Persons may not accept gifts in an amount that exceeds $100 per year from any person or entity that does business with or proposes to do business with Amplify.  Access Persons are also subject to the restrictions in Rule 2830 with respect to accepting and providing non-cash compensation in the way of entertainment, including meals, golfing and tickets to cultural and sporting events.  Access Persons are similarly restricted from giving gifts to others.  Access Persons may not give gifts in an amount that exceeds $100 per year to any person or entity that does business with or proposes to do business with Amplify.

E.	Outside Directorships and Business Activities

Access Persons may not serve on the board of directors of any publicly traded company or engage in outside business activities without prior written approval from the Chief Compliance Officer or his or her designee.1  Access Persons must also obtain prior written approval before serving as a member of the finance or investment committee of any not-for-profit organization or performing other investment-related services for such organization.  Access Persons are required to report all outside business activities on a periodic basis.  If it appears that any such activity conflicts with, or may reasonably be anticipated to conflict with, the interests of Amplify or its clients, the employee or Access Person may be required to discontinue the activity.

1	Access Persons who receive authorization to serve as board members of publicly traded companies must be isolated through information barriers from those persons making investment decisions concerning securities issued by the entities involved.

F.	Protection of Confidential Information

Each Access Person must preserve the confidentiality of non-public information learned in the course of his or her employment, including nonpublic information about Amplify’s securities recommendations and client securities holdings and transactions.  Access persons may not misuse such information or disclose such information, whether within or outside Amplify, except to authorized persons who need to know the information for business purposes.   Access Persons must comply with all laws, rules and regulations concerning the protection of client information including, without limitation, Regulation S-P.   Please refer to Amplify’s Privacy Policy for more information.

G.	Payments to Government Officials and Political Contributions

No payment can be made directly or indirectly to any employee, official or representative of any governmental agency or any party or candidate for the purposes of influencing any act or decision on behalf of Amplify.  Access Persons are free to participate as individuals in political activities, but are prohibited from engaging in such activities as a representative of Amplify and from using the name or credibility of Amplify in connection with political activities.  Amplify will not reimburse any employee or access person for any political contributions or similar expenses.

V.            Insider Trading

Amplify has adopted policies and procedures designed to detect and prevent insider trading and to preserve confidential information.  These policies and procedures prohibit Access Persons and other employees from trading, either personally or on behalf of others, on the basis of material nonpublic information in violation of the law.  This conduct is frequently referred to as “insider trading.”  Amplify’s policies and procedures to prevent insider trading apply to every Access Person and any other employee of Amplify and extend to activities within and outside such individual’s duties at Amplify.

A.	Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider while in possession of material nonpublic information;

•	Trading by a non-insider while in possession of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	Communicating material nonpublic information to others.

B.	Insider Status

The concept of an “insider” is broad.  It includes officers and employees of a company or other entity such as a municipality. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers and the employees of such organizations.

C.	Material Nonpublic Information

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that officers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D.	Identifying Inside Information

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

E.	Reporting Suspected Inside Information

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to a Designated Compliance Officer;

•	Do not purchase or sell the securities on behalf of yourself or others; and

•	Do not communicate the information inside or outside of Amplify, other than to a Designated Compliance Officer.

After a Designated Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

Questions regarding Amplify’s policies and procedures to prevent insider trading should be referred to the Chief Compliance Officer.

VI.            Personal Securities Transactions

Set forth below are the restrictions on personal trading applicable to Access Persons, including “investment persons”, of Amplify.  An Amplify Subsidiary may implement more restrictive requirements for Access Persons or other employees under its direct supervision and control by adopting supplemental procedures under this Section VI.  Also included are certain restrictions that apply to the non-interested directors of the Amplify Funds.

A.	Trading Restrictions for All Access Persons

1.            Initial Public Offerings.  No Access Person may purchase, directly or indirectly for any account in which he or she has beneficial ownership, any security in an “initial public offering”.  This requirement also does apply to transactions in an “initial public offering” in an account over which an access person has granted full discretionary authority to a third party.

2.            Limited Offerings.  No Access Person may purchase, directly or indirectly for any account in which he or she has beneficial ownership, or outside such an account, any security in a “limited offering” without prior written approval as specified in Subsection G below.2

2	A decision to grant approval will take into account, among other factors, whether the investment opportunity would be consistent with the strategies and objectives of a client account and whether the opportunity is being offered to the Access Person by virtue of his or her position with Amplify.

3.            Other Securities.  No Access Person may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security without first pre-clearing such transaction by the Chief Compliance Officer as specified in Subsection G below.

4.            Securities Being Purchased or Sold in Client Accounts.  No Access Person may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security that to his or her actual knowledge is being purchased or sold, or is actively being considered for purchase or sale, by a client of Amplify.  This restriction, however, does not apply when the purchase or sale by the client account is a “maintenance trade” or an “unsupervised trade.”

B.	Additional Trading Restrictions for Investment Persons

1.            Securities Eligible for Purchase or Sale by Client Accounts.  Except with prior written approval, no investment person of Amplify may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security eligible for purchase or sale by a client account for which such investment person has responsibility.3

2.            Securities Traded Within Seven Days Before or After a Client Transaction.  In the event that a client account purchases or sells a security within seven days preceding or following the purchase, or purchases or sells a security within seven days preceding or following the sale, of the same security by an investment person who has responsibility for the client account, the investment person may be required to dispose of the security and/or disgorge any profits associated with his or her transaction.  Such disposal and/or disgorgement may be required notwithstanding any prior written approval granted pursuant to Subsection B.1 above, unless the purchase or sale by the client account is a maintenance trade or unsupervised trade.

C.	Other Trading Restrictions

1.            Transactions in Shares of Certain Closed-End Funds and Similar Pooled Vehicles.  No Access Person may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any common or preferred shares of a closed-end Fund advised or sub‑advised by Amplify (an “Amplify Closed‑End Fund”) without prior written approval as specified in Subsection G below.  This pre-clearance requirement will also apply to common and preferred shares of any other exchange-listed investment product sponsored by Amplify that is not a closed-end fund, and such product will be regarded as a Closed-End Fund for purposes of this Subsection C and all related sections.  In addition, no employee, officer or director of Amplify or any Amplify Subsidiary who is subject to the provisions of Section 16 of the Exchange Act by reason of his or her position with an Amplify Closed‑End Fund or other closed-end fund advised or sub-advised by Amplify may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any common shares of such fund without prior written approval as specified in Subsection G below.  These restrictions do apply to any such transactions in accounts over which an Access Person has granted full discretionary authority to a third party.

3	Written approval may be withheld unless it is determined that the transaction is unlikely to present an opportunity for abuse and there has been no trade (other than a maintenance trade or unsupervised trade) in the same security during the seven preceding days by a client account for which the investment person has some responsibility.

2.            Non-Interested Directors of the Amplify Funds.  A non-interested director of an Amplify Fund is deemed an “access person” of such Fund pursuant to Rule 17j‑1 under the 1940 Act.  Accordingly, in connection with his or her purchase or sale of a security held or to be acquired by the Fund, such non-interested director may not: engage in any act or practice that operates as a fraud or deceit upon the Fund; make any material misstatement or omission to the Fund; or engage in any manipulative practice with respect to the Fund.   Under this Code, a non-interested director of an Amplify Fund:

•	May not purchase or sell common or preferred shares of an Amplify Closed‑End Fund without prior written approval;

•	May purchase or sell other securities which are eligible for purchase or sale by an Amplify Fund, including securities in an initial public offering or limited offering, without prior written approval by the Chief Compliance Officer unless such non‑interested director has actual knowledge that the securities are being purchased or sold, or are actively being considered for purchase or sale, by the Amplify Fund.

3.            Frequent Trading in Shares of Certain Open-End Funds.  Access Persons of each Amplify Subsidiary must adhere to the restrictions on frequent trading set forth in the registration statement of any open-end Fund (including exchange traded funds (“ETFs”)) advised or sub‑advised by Amplify (an “Amplify Open-End Fund”).

4.            Excessive or Abusive Trading.  Excessive personal trading (as measured in terms of frequency, complexity of trading programs, numbers of trades or other measures) and other personal trading patterns that involve opportunities for abuse are inconsistent with fiduciary principles and this Code.  Accordingly, if the trading by an employee or access person in any account, including but not limited to a 401(k) plan, appears to be excessive or otherwise abusive, the Chief Compliance Officers may place additional restrictions on such trading.

D.	Pre-clearance Procedures and Access Person Trade Monitoring

All personal transactions for such individuals must be pre-cleared through the Chief Compliance Officer.  This means that all transactions must be provided to the Chief Compliance Officer for approval before any such transactions are executed.  All of the information required by the Chief Compliance Officer must be supplied in connection with the transaction.  Transactions effected pursuant to an “automatic investment plan” must only be submitted for pre-clearance one time, prior to the first transaction under the automatic investment plan.  The following trades are not required to be submitted for pre‑clearance:

(a)            Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

(b)            Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

(c)            Transactions that are non-volitional on the part of the access person, including transactions in managed accounts in which the access person has no investment discretion and the call by a third party of an option on securities owned by the access person.  Such transactions are, however, subject to other restrictions including those contained in Subsections VI.A.1 and VI.C.1 above.

E.	Reporting Requirements

1.            General Reporting Requirements.  Amplify will deliver a copy of this Code, and amendments to this Code, to each Access Person.   Shortly after receipt of a copy of this Code or any amendment, the recipient shall be required to acknowledge that he or she:

•	Has received a copy of the Code;

•	Has read and understands the Code;

•	Agrees that he or she is legally bound by the Code; and

•	Will comply with all requirements of the Code.

2.            Initial Holdings Report.  Each Access Person must submit a report of all holdings in securities within ten days of becoming an access person.  The report must include the following information current as of a date not more than 45 days prior to the date of becoming an access person:

•	Title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;

•	Name of any broker, dealer or bank with which the access person maintains an account; and

•	Date on which the report is submitted.

3.            Annual Holdings Report.  Access Persons must submit a report of all security holdings within 45 days after the end of each calendar year.  The report must include the following information current as of the last day of the calendar year:

•	Title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;

•	Name of any broker, dealer or bank with which the access person maintains an account; and

•	Date on which the report is submitted.

4.            Quarterly Transaction Reports.  Access Persons must submit transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in securities during the quarter.  The report must include:

•	Date of transaction, title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares and principal amount of each security involved;

•	Nature of the transaction (e.g., purchase, sale or any other acquisition or disposition);

•	Price at which the transaction was effected;

•	Name of broker, dealer, or bank through which the transaction was effected;

•	Name of broker, dealer or bank with whom any new account was established and the date such account was established; and

•	Date on which the report is submitted.

5.            Transaction Reports of Non-Interested Amplify Fund Directors.  Non-interested directors of an Amplify Fund must report a personal securities transaction only if such director, at the time of that transaction, knew that during the 15-day period immediately preceding or subsequent to the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.  Non-interested directors must report securities transactions meeting these requirements within 30 days after the end of each calendar quarter.

6.            Reporting Holdings and Transactions in Certain Open-End Funds.  Unless one of the exceptions set forth in Section G below applies, holdings and transactions in shares of Amplify Open-End Funds, and shares of any other open-end fund for which an Amplify Subsidiary serves as an adviser or sub-adviser, must be included in the initial and annual holdings reports and quarterly transaction reports required by this Subsection E.   See Schedule III for a list of such funds.  However, Access Persons need not take any action to report holdings or transactions in shares of Amplify Open-End Funds through any Amplify 401(k)/Profit Sharing Plan because such information is being directly provided by the plan administrator to the Chief Compliance Officer.

7.            Brokerage Statements.  Each Access Person must provide the Chief Compliance Officer with a list of their brokerage accounts (or  other accounts that hold securities).  This requirement also includes accounts held directly with any Amplify Open-End Fund or other open-end fund advised or sub-advised by Amplify, unless one of the exceptions in Section F below applies.  With respect to transactions in any Amplify 401(k)/Profit Sharing Plan, this requirement is deemed satisfied by virtue of the reports being sent by the plan administrator directly to the Chief Compliance Officer.

8.            Form of Holdings and Transaction Reports.  An Access Person’s holdings and transaction reports required by this Subsection E shall be in the form required by Amplify or such other form approved by the Chief Compliance Officer.

F.	Exceptions to Reporting Requirements

The following holdings and/or transactions are not required to be included in the reports described in Subsection E above:

1.            Holdings and transactions in securities over which a person has no direct or indirect influence or control;

2.            Transactions effected pursuant to an automatic investment plan, including transactions in any Amplify’s 401(k)/Profit Sharing Plan and any dividend reinvestment plan, unless such transactions override or deviate from the pre-set schedule or allocations of such automatic investment plan;

3.            Holdings and transactions in securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

4.            Holdings and transactions in shares of registered open-end investment companies that are not advised or sub-advised by Amplify and are not ETFs; and

5.            Holdings and transactions in shares of unit investment trusts that are invested exclusively in one or more open-end funds that are not advised or sub-advised by Amplify.

G.	Procedures

1.            Notification of Status as Investment Person.  Amplify will notify each person who is considered to be an investment person under this Code.

2.            Maintenance of Access Person Master List.  Amplify and each Amplify Subsidiary will maintain and update an access person master list containing the names of its Access Persons and investment persons who are subject to this Code.  It will also maintain a list of all open-end funds for which Amplify serves as an adviser or sub-adviser.

3.            Procedure for Requesting Prior Written Approval.  A request for prior written approval required by Subsections A.1, A.3 and C.1 above must be made in writing to the Chief Compliance Officer.  Such requests must include the following information:

•	Title, ticker symbol or CUSIP number;

•	Type of security (bond, stock, note, etc.);

•	Maximum expected dollar amount or number of shares of proposed transaction;

•	Nature of the transaction (purchase or sale);

•	Broker’s name and account number; and

•	Any other information, representations or certifications that the Chief Compliance Officer may reasonably request.

The person granting approval of a transaction will create an e-mail or other written record setting forth the terms of the approval and will copy the other Access Persons who need to know such information.

The person making the request will have one business day to execute an approved transaction at market or to place or cancel a limit order.  Failure to execute the approved transaction within one business day will require the person to re-submit their pre-clearance request as described above.  The automatic execution of an order does not require an additional approval.

4.            Monitoring of Personal Securities Transactions.  Designated Compliance Officers will review personal securities transactions and holdings reports periodically, either on a trade-by-trade basis or through various sampling techniques.

5.            Section 16 Officers Additional Reporting.  Section 16 Officers are also required to report to the Chief Compliance Officer via email the details of any transaction requiring Section 16 filings immediately upon the completion of the transaction.  Section 16 Officers are also required to verify the information in all Section 16 filings with the Chief Compliance Officer and confirm that the Section 16 filing was made within the required regulatory timeframe.

VII.            Administration and Enforcement

A.	Approval of Code

This Code has been approved by each Amplify, Amplify Subsidiary identified on Schedule I hereto, the board of directors of the Amplify and Amplify Open-End and Closed-End Funds, and the board of directors or trustees of other funds for which Amplify serves as an adviser or sub-adviser, if applicable.  Material amendments must also be approved by such fund boards (or principal underwriter or depositor in the case of a unit investment trust) within six months of the amendment.

B.	Reporting to the Amplify Fund Board

Amplify or the applicable Amplify Subsidiary must provide an annual written report to the board of directors of any Amplify Fund or other fund (other than a unit investment trust) for which Amplify or an Amplify Subsidiary serves as an adviser or sub-adviser.  The report must:

•	Describe any issues arising under the Code or procedures thereunder since the last report, including, but not limited to, information about material violations of the Code or procedures thereunder and sanctions imposed in response to such violations; and

•	Certify that procedures have been adopted that are reasonably necessary to prevent Access Persons from violating the Code.

C.	Duty to Report Violations

Access Persons must report violations of the Code promptly to a Designated Compliance Officer, who in turn must report all such violations to the Chief Compliance Officer (if the Chief Compliance Officer is not the Designated Compliance Officer).  Such reports will be treated confidentially to the extent permitted by law and investigated promptly.

D.	Sanctions for Violation of the Code

Access Persons and other employees may be subject to sanctions for violations of the specific provisions or general principles of the Code.  Violations by such persons will be reviewed and sanctions determined by the President and the Chief Compliance Officer, or their respective designees.  Sanctions which may be imposed include:

•	Formal warning;

•	Restriction of trading privileges;

•	Disgorgement of trading profits;

•	Fines; and/or

•	Suspension or termination of employment.

The factors which that may be considered when determining the appropriate sanctions include, but are not limited to:

•	Harm to a client’s interest;

•	Extent of unjust enrichment;

•	Frequency of occurrence;

•	Degree to which there is personal benefit from unique knowledge obtained through a person’s position with Amplify or its clients.

•	Degree of perception of a conflict of interest;

•	Evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or

•	Level of accurate, honest and timely cooperation from the person subject to the Code.

Material violations by non-interested directors of an Amplify Fund may be reviewed and sanctions determined by the other non-interested directors of such Fund or a committee thereof.

E.	Form ADV Disclosure

Amplify must include on Item 11 of Part 2 of its Form ADV a description of the Code and a statement that Amplify will provide a copy of the Code to any client or prospective client upon request.

F.	Interpretation of the Code and the Granting of Waivers

Questions concerning the interpretation or applicability of the provisions of this Code, and the granting of waivers or exceptions hereunder, may be determined and made by the Chief Compliance Officer, or their designees.

VIII.            Recordkeeping

Amplify will maintain the following records in a readily accessible place in accordance with Rule 17j-1(f) under the 1940 Act, as amended, and Rule 204‑2 under the Advisers Act.

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an access person;

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons;

•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings or limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	Any decisions that grant Access Persons a waiver from or exception to the Code;

•	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

•	A copy of reports provided to a Fund’s board of directors regarding the Code.

Schedule I

Amplify Subsidiaries Adopting This Code of Ethics

_____________________

Any other Amplify Subsidiary that may from time to time notify its employees/Access Persons that it has adopted this Code

Schedule II

Designated Compliance Officers

For pre-clearance of trades in common or preferred shares of Amplify Closed-End Funds, employees/Access Persons and Section 16 Officers of the Funds should contact the following person:

For pre-clearance of all other trades, contact the Chief Compliance Officer or of the individuals identified below, depending on which Amplify Subsidiary you are affiliated with:

If you are affiliated with any of the following:	You should contact one of the following persons:
Amplify Investments LLC

If you are a Section 16 Officer:	You should contact the following persons:
Report the details of each Section 16 transaction via email to:

Schedule III

Open-End Funds Advised or Sub‑Advised by Amplify or an Amplify Subsidiary